Filed Pursuant to Rule 433

Registration No. 333-206684

** PX DETAILS ** $905+MM Santander Drive Auto Receivables Trust 2017-3

JOINT BOOKRUNNERS : Barclays (str), MUFG, RBC

CO-MANAGERS : HSBC, Santander, Societe Generale

CLS	AMT($MM)	WAL	S&P/F	E.FNL	L.FNL	BENCH	LAUNCH	YIELD	CPN	PRICE
A-1	156.000	0.18	A-1+/F1+	01/18	10/18	Yld%	1.40%	1.400%	1.40	100.00000
A-2	233.000	0.75	AAA/AAA	12/18	06/20	EDSF	+24	1.677%	1.67	99.99914
A-3	144.600	1.53	AAA/AAA	08/19	06/21	EDSF	+33	1.878%	1.87	99.99897
B	118.390	2.17	AA/AA	03/20	03/22	IntS	+60	2.206%	2.19	99.98747
C	144.580	2.91	A/A	02/21	12/22	IntS	+110	2.779%	2.76	99.99154
D	109.120	3.78	BBB/BBB	10/21	11/23	IntS	N/A
E	54.560	***Not Offered***

*	Expected Settle : 09/20/17 * ERISA : YES
*	First Pay Date : 10/16/17 * Px Speed : 1.5% ABS 10% CALL
*	Expected Price : PRICED * Min Denoms : $1k x $1k
*	Bill & Deliver : Barclays

*	IntexNet : bcgsdart_2017-3_preprice Passcode : U37U
*	Roadshow : www.dealroadshow.com Passcode : SDART173

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.